UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

MEDPACE HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Medpace Holdings, Inc.
Notice of Annual Meeting
of Stockholders
and Proxy Statement

DATE & TIME:
Friday, May 19, 2017
9:00 a.m. Eastern Time

LOCATION:
5375 Medpace Way
Cincinnati, Ohio 45227

MEDPACE holdings, inc.

5375 Medpace Way

Cincinnati, ohio 45227

April 5, 2017

To Our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Medpace Holdings, Inc. at 9:00 a.m. local time, on Friday, May 19, 2017, at the Company’s principal executive offices located at 5375 Medpace Way, Cincinnati, Ohio 45227.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. If you would like to attend the Annual Meeting, please review the section called “Who Can Attend the 2017 Annual Meeting of Stockholders?” on page 3 of the proxy statement for more information about how to attend the meeting in person.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your support.

Sincerely,

/s/ August J. Troendle

Dr. August J. Troendle

President, Chief Executive Officer and Chairman of the Board

Table of Contents continued

Certain Relationships	35

Section 16(a) Beneficial Ownership Reporting Compliance	40

Compensation Committee Interlocks and Insider Participation	40

Stockholders’ Proposals	41

Other Matters	41

Solicitation of Proxies	41

Medpace Holdings, Inc.’s Annual Report on Form 10-K	42

Notice of Annual Meeting of Stockholders

To Be Held Friday, May 19, 2017

Medpace holdings, inc.

5375 Medpace Way

CINCINNATI, OHIO 45227

The Annual Meeting of Stockholders (the “Annual Meeting”) of Medpace Holdings, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m. Eastern time on Friday, May 19, 2017, at the Company’s principal executive offices located at 5375 Medpace Way, Cincinnati, Ohio 45227, for the following purposes:

To elect Bruce Brown, Brian T. Carley and Robert O. Kraft as Class I Directors to serve until the 2020 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our Common Stock as of the close of business on March 27, 2017 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be open to the examination of any stockholder at our principal executive offices at 5375 Medpace Way, Cincinnati, Ohio 45227 for a period of ten days prior to the Annual Meeting and on the day of the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

/s/ Stephen P. Ewald

Stephen P. Ewald

General Counsel and Corporate Secretary

Cincinnati, Ohio

April 5, 2017

Proxy Statement

Medpace holdings, inc.

5375 Medpace Way

CINCINNATI, OHIO 45227

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Medpace Holdings, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Friday, May 19, 2017 (the “Annual Meeting”), at the Company’s principal executive offices located at 5375 Medpace Way, Cincinnati, Ohio 45227 at 9:00 a.m. local time, and at any continuation, postponement, or adjournment of the Annual Meeting. Holders of record of shares of Common Stock, $0.01 par value (“Common Stock”), as of the close of business on March 27, 2017 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting. As of the Record Date, there were 40,734,811 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2016 (the “2016 Annual Report”) will be released on or about April 5, 2017 to our stockholders on the Record Date.

In this proxy statement, “Medpace”, “Company”, “we”, “us”, and “our” refer to Medpace Holdings, Inc. and where applicable, our subsidiaries and predecessor entities.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, MAY 19, 2017

This Proxy Statement and our 2016 Annual Report to Stockholders are available at www.proxyvote.com

Stockholders may obtain directions to attend the meeting in person by calling 1-513-579-9911 or visiting our website at www.medpace.com.

PROPOSALS

At the Annual Meeting, our stockholders will be asked:

To elect Bruce Brown, Brian T. Carley and Robert O. Kraft as Class I Directors to serve until the 2020 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

RECOMMENDATIONS OF THE BOARD

The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted, and the Board recommends that you vote:

FOR the election of Bruce Brown, Brian T. Carley and Robert O. Kraft as Class I Directors; and

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You are viewing or have received these proxy materials because Medpace’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Medpace is making this proxy statement and its 2016 Annual Report available to its stockholders electronically via the Internet. On or about April 5, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2016 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2016 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding. The SEC’s rules permit us to deliver a single Internet Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Internet Notice or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Internet Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Internet Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.

Questions and Answers about the 2017 Annual Meeting of Stockholders

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is March 27, 2017. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 40,734,811 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions.  If your shares are held in street name, you may not vote your shares in person at the Annual Meeting, unless you obtain a legal proxy from your bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

Who can attend the 2017 Annual Meeting of Stockholders?

You may attend the Annual Meeting only if you are a Medpace Stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. If you are a record holder, in order to be admitted into the Annual Meeting, you must present government-issued photo identification (such as a driver’s license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our Common Stock as of the Record Date, such as the Internet Notice you received from your bank or broker, or a bank or brokerage statement or a letter from your bank or broker showing that you owned shares of our Common Stock at the close of business on the Record Date.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, (i) the Chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

Questions and Answers about the 2017 Annual Meeting of Stockholders

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on May 18, 2017.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank or broker to obtain a legal proxy and bring it to the Annual Meeting in order to vote.

Can I change my vote after I submit my proxy?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

•	by delivering to our Secretary a duly executed new proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by delivering a revocation of the proxy to our Secretary prior to or at the Annual Meeting; or
•	by voting in person at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Questions and Answers about the 2017 Annual Meeting of Stockholders

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 2 of this proxy statement, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote on the matter.	Abstentions will have the same effect as votes against. We do not expect any broker non-votes on this proposal.

What is an abstention and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have the same effect as votes against the ratification of the appointment of Deloitte & Touche LLP.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors. Broker non-votes count for purposes of determining whether a quorum is present.

Questions and Answers about the 2017 Annual Meeting of Stockholders

Where can I find the voting results of the 2017 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSALS TO BE VOTED On—PROPOSAL 1

Election of Directors

At the Annual Meeting, three (3) Class I Directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2020 and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

We currently have seven (7) directors on our Board, including three (3) Class I Directors. Our current Class I Directors are Bruce Brown, who has served on our Board since October 2016, Brian T. Carley, who has served on our Board since July 2016, and Robert O. Kraft, who has served on our Board since July 2016. The Board has nominated Bruce Brown, Brian T. Carley and Robert O. Kraft for election as Class I Directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.  Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose term currently expires at the 2017 Annual Meeting of Stockholders and whose new term will expire at the 2020 Annual Meeting of Stockholders; Class II, whose term expires at the 2018 Annual Meeting of Stockholders and whose subsequent term will expire at the 2021 Annual Meeting of Stockholders; and Class III, whose term will expire at the 2019 Annual Meeting of Stockholders and whose subsequent term will expire at the 2022 Annual Meeting of Stockholders. The current Class II Directors are Alexander F.S. Leslie and Matthew R. Norton; and the current Class III Directors are Dr. Supraj R. Rajagopalan and Dr. August J. Troendle. Under the Voting Agreement (as defined under “Corporate Governance—Voting Agreement”), subject to certain conditions, Cinven (as defined under “Corporate Governance—Voting Agreement”) has agreed to vote in favor of the election of Dr. Troendle to our Board upon his nomination by our Board and Dr. Troendle has agreed to vote his shares in favor of the election of the directors affiliated with Cinven—currently Dr. Supraj R. Rajagopalan, Alexander F.S. Leslie, and Matthew R. Norton—upon their nomination by our Board. As a result of the Voting Agreement and the aggregate voting power of the parties to the agreement, we expect that such parties acting in conjunction will control the election of directors at Medpace. For more information, see “Corporate Governance—Voting Agreement”.

There are no family relationships among any of our executive officers or directors. Our Chief Executive Officer and founder, Dr. August J. Troendle and our Executive Vice President of Operations, Susan E. Burwig, each of whom is an executive officer, cohabitate. For information regarding each of their compensation arrangements, see “Executive and Director Compensation.”

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented thereby for the election as Class I Directors of the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. In the event any of the nominees should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

proposal 1—election of directors

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

proposal 1—election of directors

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the following Class I Director nominees.

NOMINEES FOR CLASS I DIRECTORS (TERMS TO EXPIRE AT THE 2020 ANNUAL MEETING)

The current members of the Board who are also nominees for election to the Board as Class I Directors are as follows:

Name	Age	Served as a Director Since	Position(s) with Medpace
Bruce Brown	58	2016	Director
Brian T. Carley	63	2016	Director
Robert O. Kraft	46	2016	Director

The principal occupations and business experience, for at least the past five years, of each Class I Nominee for election at the 2017 Annual Meeting are as follows:

bruce brown	Age 58

Bruce Brown has served as a member of our Board since October 27, 2016. Mr. Brown currently serves as a member of the board of directors, Chairman of the Personnel Committee and a member of the Corporate Governance and Nomination Committee of Nokia Corporation. He has been a member of Nokia Corporation’s board of directors, its Corporate Governance and Nomination Committee and its Personnel Committee since 2012, and has served as Chairman of the Personnel Committee since May 2014. Mr. Brown also currently serves as a member of the board of directors and the Audit Committee and Nominating and Corporate Governance Committee of P. H. Glatfelter Company. He has been a member of P. H. Glatfelter Company’s board of directors since 2014, and has been a member of its Audit Committee and its Nominating and Corporate Governance Committee since 2014. Mr. Brown retired from The Procter & Gamble Company in 2014, where he served as Chief Technology Officer from 2008 to 2014 and in various executive and managerial positions in the Baby Care, Feminine Care and Beauty Care units from 1980 to 2008. Mr. Brown has been a member of the board of directors of the Agency for Science, Technology & Research (A*STAR) in Singapore since 2011. He was a member of the board of trustees of Xavier University from 2010 to May 2016. Mr. Brown received his Bachelor of Science in Chemical Engineering from the Polytechnic Institute of New York University and his MBA in Marketing and Finance from Xavier University. Mr. Brown was chosen as a director because of his significant experience as a member of the boards of directors and various committees of the boards of directors of public companies and as an executive of a public company.

brian t. carley	Age 63

Brian T. Carley has served as a member of our Board since July 1, 2016. Mr. Carley is currently the Senior Vice President and Chief Financial Officer of Clubessential, LLC, a privately held Software as a Service (SaaS) company providing member engagement software. He previously served as President and Chief Executive Officer of the Cincinnati USA Regional Chamber from 2014 to 2015. From 2002 to 2014, Mr. Carley worked at Deloitte & Touche LLP, where he served as regional and office audit division head and audit partner. Before joining Deloitte & Touche LLP, Mr. Carley was employed by Arthur Andersen LLP from 1976 to 2002. There, he served as office managing partner and audit partner. Mr. Carley also has extensive experience serving as a director for a diverse group of companies, including as a director of Assurex Health, Inc. from 2015 until its sale in August 2016, and as a director and officer of numerous civic and charitable organizations. Mr. Carley received his Bachelor of Science in Accountancy from the University of Illinois, and he is a retired Certified Public Accountant. Mr. Carley was chosen as a director because of his significant financial, accounting and directorship experience from his background proposal 1—election of directors

as an audit partner at Deloitte & Touche LLP and Arthur Andersen LLP and his experience serving on boards.

Robert o. kraft	Age 46

Robert O. Kraft has served as a member of our Board since July 1, 2016. Mr. Kraft has served as the Executive Vice President of CVS Health Corporation and the President of Omnicare, Inc., CVS’s long-term care business, since August 2015. From September 2012 to August 2015, Mr. Kraft served as Senior Vice President and Chief Financial Officer of Omnicare, Inc., and from November 2010 to September 2012, he served as Senior Vice President, Finance of Omnicare, Inc. Before joining Omnicare, Inc., Mr. Kraft was an audit partner at PricewaterhouseCoopers LLP, where he worked for 18 years. Mr. Kraft received his Bachelor’s Degree in Accounting from the University of Dayton. Mr. Kraft was chosen as a director because of his significant financial and accounting experience from his background as an audit partner at PricewaterhouseCoopers LLP and his experience as an executive of a public company.

proposal 1—election of directors

Continuing Members of the Board of Directors:

CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2018 ANNUAL MEETING)

The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Medpace
Alexander F.S. Leslie	37	2014	Director
Matthew R. Norton	32	2015	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Alexander F.S. Leslie	Age 37

Alexander F.S. Leslie has served as a member of our Board since February 2014. Mr. Leslie joined Cinven in 2006, has been a partner since January 2016, is a member of Cinven’s Healthcare sector team and Americas regional team, and leads Cinven’s investment activities in the United States. Prior to joining Cinven, he worked in the Investment Banking Division of Morgan Stanley in London from 2003 to 2006. Mr. Leslie has extensive experience serving as a director for a diverse group of European private companies. Mr. Leslie has an MA in History from the University of Edinburgh. Mr. Leslie was chosen as a director because of his significant financial, investment and operational experience from his background in banking and private equity finance.

Matthew R. Norton	Age 32

Matthew R. Norton has served as a member of our Board since October 2015. Mr. Norton joined Cinven in 2010 and is a member of Cinven’s Healthcare sector team and its UK and Ireland regional team. Prior to joining Cinven, Mr. Norton worked in the Investment Banking Division of Citigroup in London from 2007 to 2010. There, he advised on M&A and restructuring deals across a range of sectors, including consumer, real estate and healthcare. Mr. Norton graduated from Imperial College London with an MSc in Physics. Mr. Norton was chosen as a director because of his significant financial, investment and operational experience from his background in banking and private equity finance.

proposal 1—election of directors

CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2019 ANNUAL MEETING)

The current members of the Board who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Position with Medpace
Dr. Supraj R. Rajagopalan	38	2014	Director
Dr. August J. Troendle	60	1992	President, Chief Executive Officer and Chairman of the Board

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Dr. Supraj R. Rajagopalan	Age 38

Dr. Supraj R. Rajagopalan has served as a member of our Board since February 2014. Dr. Rajagopalan joined Cinven in 2004 and has been a partner since 2011. He currently leads Cinven’s Healthcare sector team, sits on the firm’s Executive Committee and is a member of the UK and Ireland regional team. From 2003 to 2004, he worked for The Boston Consulting Group, where he focused on projects in the financial services and healthcare sectors. Prior to this, he was a doctor in the UK National Health Service from 2001 to 2002. Dr. Rajagopalan has extensive experience serving as a director for a diverse group of European private and public companies. Dr. Rajagopalan graduated from Cambridge University with undergraduate and postgraduate degrees in Medical Sciences. Dr. Rajagopalan was chosen as a director because of his significant financial, investment and operational experience from his background in private equity finance, along with his past practice as a doctor.

DR. AUGUST J. TROENDLE	Age 60

Dr. August J. Troendle has been the President, Chief Executive Officer and Chairman of the Board of Medpace since he founded the Company in July 1992. Before founding Medpace, Dr. Troendle served as Assistant Director, Associate Director and Senior Associate Director from 1987 to 1992 at Sandoz (Novartis), where he was responsible for the clinical development of lipid altering agents. From 1986 to 1987, Dr. Troendle worked as a Medical Review Officer in the Division of Metabolic and Endocrine Drug Products at the FDA. Dr. Troendle also has extensive experience serving as a director for a diverse group of public and private companies, including as a director of Coherus BioSciences, Inc. since 2012, as a director of Xenon Pharmaceuticals Inc. from 2007 to 2008, as a director of Symplmed Pharmaceuticals, LLC since 2013, as a director of LIB Therapeutics, LLC since 2015 and as a director of CinRx Pharma, LLC since 2015. Dr. Troendle received his Medical Degree from the University of Maryland, School of Medicine. We believe Dr. Troendle brings to our Board valuable perspective and experience as our Chief Executive Officer, and as a former member of a large pharmaceutical company and the FDA, as well as extensive knowledge of the CRO and biopharmaceutical industries, and his experience serving on public and private boards, all of which qualify him to serve as the Chairman of our Board.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2016. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.  A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2018. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote on the matter. Abstentions have the same effect as votes against the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2016 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Medpace Holdings, Inc.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Brian T. Carley (Chair)

Robert O. Kraft

Bruce Brown

Independent Registered Public Accounting Firm Fees and Other Matters

The following table summarizes the fees of Deloitte & Touche LLP and its subsidiaries and affiliates, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2016	2015
Audit Fees	$504,345	$448,806
Audit-Related Fees	451,985	41,143
Tax Fees	12,307	17,616
All Other Fees	-	-
Total Fees	$968,637	$507,565

Audit Fees

Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, statutory audits of foreign subsidiaries, and consultation on accounting matters.

Audit-Related Fees

Audit-Related fees consist of fees billed in connection with our initial public offering in August 2016.

Tax Fees

Tax fees consist of non-U.S. tax fees for professional services, including tax consulting and compliance performed by Deloitte & Touche LLP and its subsidiaries and affiliates.

All other fees

We did not incur any other fees in 2016 or 2015.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Deloitte & Touche LLP and its subsidiaries and affiliates to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Deloitte & Touche LLP and its subsidiaries and affiliates has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals.  Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.  For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.  All such factors will be considered as a whole, and no one factor should necessarily be determinative.  On an annual basis, the Audit Committee reviews and generally pre-

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

approves the services (and related fee levels or budgeted amounts) that may be provided by Deloitte & Touche LLP and its subsidiaries and affiliates without first obtaining specific pre-approval from the Audit Committee.  The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

Executive Officers

The following table identifies our current executive officers:

Name	Age	Position
Dr. August J. Troendle[1]	60	President, Chief Executive Officer and Chairman of the Board
Jesse J. Geiger[2]	42	Chief Financial Officer and Chief Operating Officer, Laboratory Operations
Susan E. Burwig[3]	54	Executive Vice President, Operations
Stephen P. Ewald[4]	47	General Counsel and Corporate Secretary
Penelope J. Bucknell[5]	58	Vice President, Human Resources

[1]	See biography on page 12 of this proxy statement.
[2]

Jesse J. Geiger joined Medpace in October 2007 as Corporate Controller, and he was appointed Chief Financial Officer in March 2011. Mr. Geiger became Chief Operating Officer, Laboratory Operations in November 2014. Prior to joining Medpace, Mr. Geiger worked for SENCORP from 2004 to 2007 as the Corporate Controller and Manager of Financial Planning and Analysis. Prior to SENCORP, Mr. Geiger served as the Director of Capital Markets for Cincinnati Bell from 2002 to 2004. Mr. Geiger started his career in the audit practice at Arthur Andersen LLP. Mr. Geiger has served as a director for several private companies, including as a director of Symplmed Pharmaceuticals, LLC since 2013, as a director of LIB Therapeutics, LLC since 2016 and as a director of CinRx Pharma, LLC since 2016. Mr. Geiger received his Bachelor of Business Administration in Accounting from the University of Cincinnati and is a Certified Public Accountant.

[3]

Susan E. Burwig joined Medpace in August 1993 and has served in various key leadership roles within the Clinical Operations department. From February 2003 to May 2015, Ms. Burwig served as Senior Vice President, Clinical Operations, overseeing clinical trial management, clinical monitoring, start-up, including feasibility, and new business proposals. In June 2015, Ms. Burwig was appointed Senior Vice President, Operations, and in January 2017 she was named as Executive Vice President, Operations. Prior to joining Medpace, Ms. Burwig held several clinical roles, including leading heart failure clinical research studies at the University of Cincinnati. Ms. Burwig received her Bachelor of Science in Nursing as well as an MA in Sports Administration from Kent State University.

[4]

Stephen P. Ewald joined Medpace as General Counsel and Corporate Secretary in June 2012. Prior to joining Medpace, Mr. Ewald served as the Managing Director and Chief Legal Officer of Brevet Capital Management from May 2011 to June 2012. From May 2009 to May 2011, he was a Managing Director and Assistant General Counsel for Cantor Fitzgerald Securities/Cantor Fitzgerald & Co. Mr. Ewald was employed with Bank of America from 1999 to 2009, serving in various roles within the legal department and the Global Markets Group, including Managing Director and Chief Operating Officer of the Principal Capital Group, a proprietary investing group within Bank of America Securities. Mr. Ewald has served as director for several private companies, including as a director of Symplmed Pharmaceuticals, LLC since 2013, as a director of LIB Therapeutics, LLC since 2016 and as a director of CinRx Pharma, LLC since 2016. Mr. Ewald received his Bachelor of Science in Political Sciences from the University of Cincinnati and his Juris Doctorate from the University of Cincinnati College of Law.

[5]

Penelope J. Bucknell joined Medpace in February 2012 as Vice President, Human Resources. Ms. Bucknell has also led the Global Travel department since joining the Company, and the Facilities department since January 2015. Prior to joining Medpace, Ms. Bucknell was the Human Resources Director, Europe and Latin America for Underwriters Laboratories from August 2008 to February 2012. Before that, from 1998 to 2008, she served as Director and Executive Director, Human Resources, EMEA and Asia Pacific for Pharmaceutical Product Development. Ms. Bucknell received her Bachelor of Science in Social Sciences from Brunel University and a Postgraduate Diploma in Personnel Management from the Polytechnic of Central London (now the University of Westminster). She is a Member of the Chartered Institute of Personnel and Development.

Corporate Governance

General

Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics in the “Corporate Governance” section of the “Investors” page of our website located at www.medpace.com, or by writing to our Secretary at our offices at 5375 Medpace Way, Cincinnati, Ohio 45227.

board composition

Our Board currently consists of seven members: Bruce Brown, Brian T. Carley, Robert O. Kraft, Alexander F.S. Leslie, Matthew R. Norton, Dr. Supraj R. Rajagopalan, and Dr. August J. Troendle. As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company.  Our directors may be removed only for cause, at a meeting called for that purpose.

Voting agreement

In connection with the initial public offering of our Common Stock, completed in August 2016 (our "IPO"), investment funds managed by Cinven Capital Management (V) General Partner Limited (collectively, “Cinven”) and Dr. August J. Troendle, our Chief Executive Officer and founder, entered into a voting agreement (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, for so long as Cinven and Dr. Troendle collectively hold at least 40% of our outstanding voting shares, or the Voting Agreement is otherwise terminated in accordance with its terms, Cinven has agreed to vote its shares of our Common Stock in favor of the election of Dr. Troendle to our Board (so long as Dr. Troendle remains our Chief Executive Officer) upon his nomination by our Board and Dr. Troendle has agreed to vote his shares of our Common Stock in favor of the election of the directors affiliated with Cinven upon their nomination by our Board; provided, that in the event that Cinven holds less than (a) 40% but greater than or equal to 25% of our voting shares then outstanding, Dr. Troendle has agreed to vote for two directors affiliated with Cinven, after giving effect to the directors then sitting on the Board, (b) 25% but greater than or equal to 10% of our voting shares then outstanding, Dr. Troendle has agreed to vote for one director affiliated with Cinven, after giving effect to the directors then sitting on the Board and (c) 10% of our voting shares then outstanding, Dr. Troendle will not be required to vote for any directors affiliated with Cinven. As a result of the Voting Agreement and the aggregate voting power of the parties to the agreement, we expect that such parties acting in conjunction will control the election of directors at Medpace.

director independence

All of our directors, other than Dr. August J. Troendle, qualify as “independent” in accordance with the listing requirements of The NASDAQ Global Select Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has

CORPORATE GOVERNANCE

engaged in various types of business dealings with us.  In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.  Dr. Troendle is not independent because he is the President and Chief Executive Officer of Medpace.

In evaluating and determining the independence of the directors, the Board considered that Medpace may have certain relationships with its directors. Specifically, the Board considered the fact that Dr. Supraj R. Rajagopalan, Alexander F.S. Leslie, and Matthew R. Norton are representatives of the Fifth Cinven Funds, which are the beneficial owners of a majority of our outstanding shares. The Board determined that this relationship does not impair their independence from us and our management.

controlled company exemption

Because of the Voting Agreement and the aggregate voting power of Cinven and Dr. Troendle, we are considered a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Accordingly, we are not required to have a majority of “independent directors” on our Board nor are we required to have a compensation committee or nominating committee composed entirely of “independent directors” as defined under the rules of NASDAQ. Further, our director nominees are not be required to be selected or recommended to the Board by a majority of the “independent directors” as defined under the rules of NASDAQ. We currently do not have a nominating committee.

Therefore, for as long as we remain a “controlled company,” stockholders do not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If at any time we cease to be a “controlled company” under the rules of NASDAQ, our Board intends to take all action necessary to comply with the NASDAQ corporate governance rules, including establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we are in compliance with the requirements of NASDAQ and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which require that our Audit Committee be composed of at least three members, one of whom must be independent upon the listing of our Common Stock, a majority of whom must be independent within 90 days of listing and each of whom must be independent within one year of listing.

Director Candidates

Our Board does not have a standing nominating committee or a committee performing similar functions. Because we are a “controlled company” as stated above, we are not required to have a standing nominating committee comprised solely of independent directors. Our Board believes it is appropriate not to have a nominating committee because the full board effectively performs the functions of a nominating committee, particularly with all but Dr. Troendle determined to be independent directors under the rules of NASDAQ. Additionally, our Board believes that input from all directors in the nominating process enhances our ability to identify, evaluate and select director nominees. Because we do not currently have a nominating committee, our full Board participates in the consideration of other nominees.

Although our Board has not adopted a policy governing the director nomination process, the Board is responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Board may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Board may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider

CORPORATE GOVERNANCE

director candidates recommended by our stockholders. Once potential candidates are identified, the Board reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Board of candidates for election as a director. Bruce Brown, a Class I Director nominee elected to the Board in 2016, was recommended by a Medpace executive officer.

In evaluating the suitability of individual candidates, the Board may consider many factors, including: (i) minimum individual qualifications, including a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments and (ii) all other factors it considers appropriate, which may include experience in corporate management, experience as a board member of other public companies, relevant professional or academic experience, leadership skills, financial and accounting background, executive compensation background and whether the candidate has the time required to fully participate as a director of the Company. Our Corporate Governance Guidelines provide that the Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Stockholders may recommend individuals to the Board for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Board of Directors, c/o Secretary, Medpace Holdings, Inc., 5375 Medpace Way, Cincinnati, Ohio 45227. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairman of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board in writing: Board of Directors, c/o Secretary, Medpace Holdings, Inc., 5375 Medpace Way, Cincinnati, Ohio 45227.

Board Leadership Structure and Role in Risk Oversight

Our Board exercises its discretion in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. We believe that we, like many U.S. companies, are well-served by a flexible leadership structure. At the current time, Dr. August J. Troendle, our President and Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is best for our company and its stockholders at this time because it promotes unified leadership by Dr. Troendle and allows for a single, clear focus for management to execute the Company’s strategy and business plans. Our Board is comprised of individuals with extensive experience in finance, healthcare industry and public company management and, with the exception of Dr. Troendle, is comprised of directors who meet the independence standards of NASDAQ. For these reasons and because of the strong leadership of Dr. Troendle as Chairman of the Board and Chief Executive Officer, our Board has concluded that our current leadership structure is appropriate at this time.  However, our Board will

CORPORATE GOVERNANCE

continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Our Corporate Governance Guidelines provide that, if the Company does not qualify as a “controlled company” within the meaning of the NASDAQ rules, whenever our Chairman of the Board is also our Chief Executive Officer or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include presiding over all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors; approving meeting schedules and agendas; and acting as the liaison between the independent directors and the Chairman of the Board, as appropriate. The full list of responsibilities of our lead director may be found in our Corporate Governance Guidelines. We currently do not have a lead director as we qualify as a controlled company under the NASDAQ rules.

Risk assessment and oversight are an integral part of our governance and management processes.  Our management is responsible for our day-to-day risk management activities. Our Board oversees the implementation of risk mitigation strategies by management and encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations.  Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.  Our Board of Directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.  The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Periodic board evaluation

Our Corporate Governance Guidelines require the Board to oversee a periodic assessment of the Board and its committees.

Code of Ethics

We have a written Code of Business Conduct and Ethics, or the Code, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We have posted a current copy of the code on our website, www.medpace.com.  In addition, we intend to post on our website all disclosures that are required by law or the rules of NASDAQ concerning any amendments to, or waivers from, any provision of the Code.

Attendance by Members of the Board of Directors at Meetings

There were five (5) meetings of the Board during the fiscal year ended December 31, 2016. During the fiscal year ended December 31, 2016, each director attended at least 75% of the aggregate of all meetings of the Board and meetings of the committees on which the Director served during the period in which he or she served as a director.

Under our Corporate Governance Guidelines, which is available on our website at www.medpace.com, a Director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a Director is expected to regularly prepare for and attend meetings of the Board and all committees on which the Director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a Director may be unable to attend a meeting.  A

CORPORATE GOVERNANCE

director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting.

While we do not maintain a formal policy regarding director attendance at the Annual Meeting, we expect that absent compelling circumstances Directors will attend.

Committees of the Board

Our Board has established two standing committees—Audit and Compensation—each of which operates under a written charter that has been approved by our Board. All of the members of each of the Board’s two standing committees are independent as defined under the NASDAQ rules.

The members of each of the Board committees and committee Chairs are set forth in the following chart.

Name	Audit	Compensation
Bruce Brown	X	X
Brian T. Carley	Chair
Robert O. Kraft	X	X
Alexander F. S. Leslie		X
Matthew R. Norton
Dr. Supraj R. Rajagopalan		Chair
Dr. August J. Troendle

Audit Committee

The purpose of our Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. In fulfilling its purpose, our Audit Committee has the following duties:

•

appointing, retaining, overseeing, approving the compensation of, and assessing the independence of our independent registered public accounting firm and any other registered public accounting firm that may be engaged for audit, attestation and related services;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	discussing the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•	discussing with the independent registered public accounting firm audit problems or difficulties;
•	discussing our risk assessment and management policies;
•	reviewing and approving related person transactions;
•	reviewing and pre-approving audit and non-audit services proposed to be performed by the independent registered public accounting firm, as further described on page 15 of this proxy statement; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters.

The Audit Committee charter is available on our website at www.medpace.com. As of October 27, 2016, the members of the Audit Committee are Mr. Brown, Mr. Carley, and Mr. Kraft, all of whom meet the independence requirements under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules of NASDAQ, including those related to Audit Committee membership. Mr. Carley serves as the Chairperson of the Audit Committee. The members of our Audit Committee meet the requirements for financial literacy under the applicable rules of NASDAQ.  Our Board has determined that Mr. Carley is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee met four (4) times in 2016.

COMMITTEES OF THE BOARD

Compensation Committee

The purpose of our Compensation Committee is to assist the Board in the discharge of its responsibilities relating to the compensation of our executive officers. In fulfilling its purpose, our Compensation Committee has the following principal duties:

•	reviewing and setting or making recommendations to the Board regarding the compensation of the CEO;
•	reviewing and approving or making recommendations of the Board regarding our cash and equity incentive plans and arrangements;
•	reviewing and making recommendations to our Board with respect to director compensation; and
•	reviewing and discussing with management our “Compensation Discussion and Analysis,” if required by SEC rules.

Pursuant to the Compensation Committee’s charter, which is available on our website at www.medpace.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Compensation Committee or any advisers engaged by the Compensation Committee. In addition to the foregoing and other authority expressly delegated to the Compensation Committee in the charter, the Compensation Committee may also exercise any other powers and carry out any other responsibilities consistent with the charter, the purposes of the Compensation Committee, the Company’s bylaws and applicable rules of NASDAQ.

In 2016, the cash compensation for Dr. Troendle was determined by the Board. Dr. Troendle determined the annual base salaries for all other executive officers. The Compensation Committee approved the annual cash bonuses for all named executive officers, which bonuses, other than his own, were recommended by Dr. Troendle.  Equity grants to our executive officers and directors were approved by the Board at the time of our IPO.

In 2016, in connection with our initial public offering, the Company engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm. The Company instructed Pearl Meyer to assess and make recommendations with respect to the share issuance pool of our 2016 Incentive Award Plan, equity grants to executive officers and non-employee directors and the amounts and types of compensation to provide our directors, in each case based on peer group data.

As of October 27, 2016, the members of our Compensation Committee are Mr. Brown, Mr. Kraft, Mr. Leslie and Dr. Rajagopalan.  All members of the Compensation Committee meet the heightened standard for independence specific to members of a compensation committee under the NASDAQ rules. Dr. Rajagopalan serves as the Chairperson of the Compensation Committee.

The Compensation Committee met one (1) time during 2016.

Executive and Director Compensation

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2016 Summary Compensation Table” below. In 2016, our “named executive officers”, or NEOs, and their positions were as follows:

•	Dr. August J. Troendle, President and Chief Executive Officer;
•	Mr. Jesse J. Geiger, Chief Financial Officer and Chief Operating Officer, Laboratory Operations; and
•	Ms. Susan E. Burwig, Executive Vice President, Operations.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

2016 Summary Compensation Table

The following table sets forth summary compensation information for our NEOs for the fiscal year ended December 31, 2016:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS (1) ($)	STOCK AWARDS (2) ($)	OPTION AWARDS (3) ($)	ALL OTHER COMPENSATION (4) ($)	TOTAL ($)
August J. Troendle	2016	$410,000	-	-	$358,000	$68,979	$836,979
President and Chief Executive Officer	2015	$270,417	-	$7,432,800	-	$113,537	$7,816,754
Jesse J. Geiger	2016	$341,666	$200,000	-	$132,532	$9,000	$683,198
Chief Financial Officer and Chief Operating Officer, Laboratory Operations	2015	$300,000	$71,750	-	-	$9,000	$380,750
Susan E. Burwig	2016	$377,932	$132,587	-	$52,984	$103,557	$667,060
Executive Vice President, Operations	2015	$350,432	$62,900	-	-	$20,600	$433,932

(1) The amounts shown in the table represent 2016 discretionary annual bonuses paid to Mr. Geiger and Ms. Burwig of $200,000 and $132,587, respectively.

(2)

All stock awards granted to NEOs during 2015 are valued based on the aggregate grant date fair value of such stock awards, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”), excluding the impact of estimated forfeitures, and do not represent amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all stock awards made to executive officers in 2015 in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2016.

(3)

All stock option awards granted to any NEOs have been valued based on the fair value of the option awards computed in accordance with ASC 718, excluding the impact of estimated forfeitures, and do not represent amounts realized by the NEO. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in 2016 in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2016.  See

EXECUTIVE AND DIRECTOR COMPENSATION

“Narrative to Summary Compensation Table—Equity Compensation” below for a description of these awards.
(4)

The amount shown in this column in 2016 for Mr. Geiger consists exclusively of fully vested 401(k) matching contributions paid to his account by the Company.  The amounts shown in this column in 2016 for Dr. Troendle and Ms. Burwig consist of fully vested 401(k) matching contributions of $10,600 each paid to their respective accounts by the Company and incremental costs of $58,379 and $92,957, respectively, attributable to personal usage of Company provided aircraft paid for by the Company on their behalf. For multi-leg hybrid flights in which at least one leg consists of personal use, the incremental cost of personal use is calculated based on the difference between the actual cost of the personal and business legs of the flight and the hypothetical cost that would have been incurred if only the business legs of the flight occurred, using costs provided by the chartered jet service provider. Pursuant to Company policy, for personal use of Company provided aircraft in which both Dr. Troendle and Ms. Burwig are present, incremental cost is allocated to Dr. Troendle for purposes of the Summary Compensation Table unless the incremental cost specifically relates to Ms. Burwig. See “—Narrative to Summary Compensation Table—Other Elements of Compensation—Aircraft Usage.”

Narrative Disclosure to Summary Compensation Table

The primary elements of compensation for our NEOs are base salary, annual cash bonuses and long-term, equity-based compensation awards. The NEOs also participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis.

Base Salaries

The NEOs receive base salaries to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Dr. Troendle’s employment agreement (described further below) provides for a base salary of $410,000 per annum.

As of December 31, 2016, Mr. Geiger’s and Ms. Burwig’s base salaries are equal to $350,000 and $382,099 per annum, respectively.

Discretionary Annual Bonuses

In 2016, Dr. Troendle was eligible for an annual discretionary cash bonus determined by the Board based upon the attainment of individual and Company performance goals established by the Board in consultation with Dr. Troendle, and Mr. Geiger and Ms. Burwig were eligible for an annual discretionary cash bonus determined by Dr. Troendle. Our discretionary bonuses have been intended to reward past performance as well as to provide incentives for future performance. For 2016, our Board determined to not provide Dr. Troendle with a cash bonus.

For 2016, Mr. Geiger and Ms. Burwig each had a target annual bonus of 35% of his or her annualized base salary and Dr. Troendle did not have a target annual bonus. Dr. Troendle based his determination of bonus amounts for Mr. Geiger and Ms. Burwig on a subjective evaluation of individual and Company performance for 2016, which resulted in a bonus for Mr. Geiger equal to 58.54% of his annualized base salary and a bonus for Ms. Burwig equal to 35.08% of her annualized base salary.

EXECUTIVE AND DIRECTOR COMPENSATION

The actual bonuses paid for 2016 are shown in the Summary Compensation Table in the column entitled “Bonus.”

Equity Compensation

In connection with our initial public offering, we adopted our 2016 Incentive Award Plan, or the Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

Under the Plan, upon our initial public offering, on August 10, 2016, we granted certain of our employees and non-employee directors awards of stock options at an exercise price equal to the initial public offering price of our Common Stock, or $23.00, with respect to an aggregate of up to 685,310 of our shares of Common Stock, including stock options with respect to the following numbers of shares for the NEOs:

NAME	STOCK OPTIONS (#)
Dr. August J. Troendle	50,000
Jesse J. Geiger	18,510
Susan E. Burwig	7,400

Such stock options granted to our NEOs will vest in full on the fourth anniversary of the date of grant, subject to the NEO’s continued employment, and will expire upon the seventh anniversary of the date of grant.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time U.S. employees. The U.S. Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, beginning in the calendar year following the first anniversary of employment. Matching contributions cliff-vest on the employee’s third anniversary with the Company. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan and making matching contributions that vest over a defined period add to the overall desirability of our executive compensation package and further incentivize our employees, including our NEOs, in accordance with our compensation policies. We do not currently maintain any defined benefit pension plans or deferred compensation plans.

Employee Benefits and Perquisites

All of our full-time U.S. employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;
•	short-term and long-term disability insurance; and
•	life insurance.

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

EXECUTIVE AND DIRECTOR COMPENSATION

Aircraft Usage

The Company utilizes Reynolds Jet Management, a chartered jet service provider, to arrange for use of a personal aircraft owned by ATSB Aviation, which is owned by Dr. Troendle and Ms. Burwig, to allow our executive officers to safely and efficiently travel for business purposes. Company provided aircraft allow executive officers to be more productive than if commercial flights were utilized, as the aircraft provides a conducive business environment without the scheduling constraints imposed by commercial airline services.

Depending on availability, family members of executive officers are permitted to accompany the executive officers on the aircraft when it is already going to a specific destination for a business purpose. Because the aircraft is chartered based on flight hours regardless of the passenger load, the aggregate incremental cost to the Company for any additional personal use by passengers is de minimis.

In addition, executive officers periodically use Company provided aircraft for multi-leg hybrid flights in which at least one leg consists of personal use. The aggregate incremental cost to the Company of such personal usage in 2016 is shown in the Summary Compensation Table above. Any personal passenger(s) on board would result in imputed income to the executive officers using the IRS Standard Industry Fare Level calculation. The Company does not provide gross-ups with respect to any income taxes incurred by the executive officers in connection with the personal use of aircraft.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

EXECUTIVE AND DIRECTOR COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2016.

NAME	GRANT DATE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Dr. August J. Troendle	8/10/2016	(1)	—	50,000	$23.00	8/10/2023
Jesse J. Geiger	8/10/2016	(1)	—	18,510	$23.00	8/10/2023
	7/7/2014	(2)	20,371	27,777	$14.40	7/7/2021
Susan E. Burwig	8/10/2016	(1)	—	7,400	$23.00	8/10/2023
	7/7/2014	(2)	18,519	18,518	$14.40	7/7/2021

(1)

In connection with our initial public offering, on August 10, 2016, Dr. Troendle, Mr. Geiger and Ms. Burwig were each granted stock options that fully vest upon the fourth anniversary of the grant date.

(2)

On July 7, 2014, Mr. Geiger was granted 55,555 stock options and Ms. Burwig was granted 37,037 stock options under the Company’s former 2014 Equity Incentive Plan that vest in equal annual installments over a four-year period (i.e., 25% vest on each grant date anniversary). On September 22, 2015, Mr. Geiger elected to exercise 7,407 of the 13,889 options that vested on July 7, 2015, leaving him with 20,371 vested but not exercised options as of December 31, 2016.

Employment Agreements

Since 2011, Dr. Troendle was party to an employment agreement with the Company, which was amended and restated in connection with our initial public offering on July 25, 2016.  The current agreement has a three-year term beginning July 25, 2016 followed by successive one-year terms, subject to non-extension by either the Company or Dr. Troendle at any time upon 90 days’ advance written notice.

Dr. Troendle’s  employment agreement provides for Dr. Troendle’s position as our Chief Executive Officer. Under the agreement, Dr. Troendle’s annual base salary is $410,000. The agreement also provides that Dr. Troendle will be eligible to receive an annual cash bonus, provided that he remains employed by us at the time of the applicable bonus payment date, based upon achievement of performance objectives and individual goals established by our Board. The agreement also provides for Dr. Troendle’s participation in all employee benefit plans and programs made available by the Company to our executives and the reimbursement of all reasonable business expenses incurred by Dr. Troendle.

Dr. Troendle’s employment agreement does not provide for any severance benefits upon termination other than the payment of accrued and unpaid base salary, any reimbursement due for incurred business expenses and any benefits due under our 401(k) plan in accordance with the terms of that plan. Upon termination, the treatment of any stock-based awards will be governed by the terms of the applicable plan and grant agreement.

The employment agreement also provides that the Company will nominate Dr. Troendle for re-election to the Board during the term.

EXECUTIVE AND DIRECTOR COMPENSATION

None of our other executive officers is party to an employment agreement.

Director Compensation

We adopted a Non-Employee Director Compensation Policy that became effective after the effectiveness of the Company’s initial public offering. Pursuant to this policy, each eligible non-employee director receives an annual retainer with a value of $40,000 for service on the Board. Each Compensation Committee member receives an additional annual retainer with a value of $7,500. Each Audit Committee member, other than the Audit Committee chairperson, receives an additional annual retainer with a value of $7,500 and the Audit Committee chairperson receives an additional annual retainer with a value of $20,000. Any director elected or appointed mid-year will receive a pro-rated portion of the annual retainer adjusted to reflect his or her period of service, unless we determine otherwise. Each annual retainer is paid quarterly in arrears. In the case of the non-employee directors affiliated with Cinven, such retainers are paid directly to Cinven and not to the directors individually. The Board may, in its discretion, permit a non-employee director, other than those affiliated with Cinven, to elect to receive any portion of the annual retainer in the form of fully vested and unrestricted shares of Common Stock in lieu of cash.

Also, pursuant to the Non-Employee Director Compensation Policy, on the date of any annual meeting of our stockholders, we intend to grant each non-employee director, other than those affiliated with Cinven, an award of an option to purchase the numbers of shares of Common Stock (at a per-share exercise price equal to the closing price per share of the Common Stock on the date of such annual meeting (or on the last preceding trading day if the date of the annual meeting is not a trading day)) that has a grant date fair value of $90,000. The terms of each such award will be set forth in a written award agreement between each director and us. Restricted stock units may be granted in lieu of options for the initial award.

All cash and equity awards granted under the non-employee director compensation policy will be granted under, and subject to the limits of, the Plan.

2016 Director Compensation Table

The following table sets forth summary compensation information for our directors for the fiscal year ended December 31, 2016:

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS (2) ($)	TOTAL ($)
Dr. Supraj R. Rajagopalan(1)	$18,329	$-	$18,329
Alexander F.S. Leslie(1)	$21,223	$-	$21,223
Matthew R. Norton(1)	$15,435	$-	$15,435
Brian T. Carley	$20,000	$39,812	$59,812
Robert O. Kraft	$-	$51,809	$51,809
Bruce Brown	$13,750	$30,870	$44,620

(1) Fees earned by Dr. Rajagopalan and Messrs. Leslie and Norton are paid directly to Cinven and not to the director individually.

(2) All stock option awards granted to any directors have been valued based on the fair value of the option awards computed in accordance with ASC 718, excluding the impact of estimated forfeitures, and do not represent amounts realized by the director. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in 2016 in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2016.

EXECUTIVE AND DIRECTOR COMPENSATION

In connection with our initial public offering, on August 10, 2016, our Board granted stock options pursuant to the Plan to Messrs. Kraft and Carley. The terms of the stock options provide for (i) an exercise price equal to the initial public offering price of our Common Stock, or $23.00, (ii) 1/3 of the stock option to vest on October 31, 2016 and the remaining  2/3 of the stock option to vest in eight equal installments on the first day of each calendar month following October 31, 2016, in each case subject to the non-employee director’s continued service on the Board, and (iii) expiration upon the seventh anniversary of the date of grant.

On November 1, 2016, in connection with Mr. Brown’s appointment to the Board, our Board granted a stock option to purchase 4,500 shares of our Common Stock pursuant to the Plan to Mr. Brown.  The terms of Mr. Brown’s stock option provide for (i) an exercise price equal to the closing sales price of our Common Stock on November 1, 2016, or $29.09, (ii) 1/12 of the option to be immediately vested upon the grant date and the remaining 11/12 of the stock option to vest in eleven equal installments on the first day of each calendar month following November 1, 2016, subject to Mr. Brown’s continued service on the Board, and (iii) expiration upon the seventh anniversary of the date of grant.  This grant was provided in lieu of the initial award provided for in our director compensation policy.

The following table shows the aggregate number of options awards outstanding on December 31, 2016 for each of our directors.

Name	Grant Date	Number of Securities Underlying Options (#)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Dr. Supraj R. Rajagopalan	—	—	—	—
Alex F.S. Leslie	—	—	—	—
Matthew R. Norton	—	—	—	—
Brian T. Carley	8/10/2016	7,400	3,701	3,699
Robert O. Kraft	8/10/2016	9,630	4,816	4,814
Bruce Brown	11/1/2016	4,500	750	3,750

EXECUTIVE AND DIRECTOR COMPENSATION

equity compensation plan information

The number of shares underlying outstanding stock options, the weighted-average exercise price of such outstanding options and the number of additional shares remaining available for future issuance under our equity plans, as of December 31, 2016, are as follows:

PLAN	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(B) (1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(A))(C) (2)
Equity compensation plans approved by security holders
2014 Equity Incentive Plan (3)	1,708,416	$15.51	-
2016 Incentive Award Plan	641,750	$23.04	5,358,250
Equity compensation plans not approved by security holders	-	-	-
Total	2,350,166	$17.57	5,358,250

(1)	Does not include outstanding options, warrants and rights that can be exercised for no consideration.
(2)	Includes securities that may be issued as stock options, restricted shares and restricted stock units.
(3)	As of our initial public offering, no further grants have been or will be made under the 2014 Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

Common Stock

The following table sets forth certain information with respect to holdings of our Common Stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our Common Stock, and (ii) each of our directors (which includes all nominees), each of our named executive officers and all directors and executive officers as a group as of March 27, 2017, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC.  Under these rules, beneficial ownership includes any shares as to which a person or an entity has sole or shared voting power or investment power.  Applicable percentage ownership is based on 40,734,811 shares of Common Stock outstanding as of March 27, 2017.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 27, 2017 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is 5375 Medpace Way, Cincinnati, Ohio 45227.  We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

NAME OF BENEFICIAL OWNER	NUMBER	PERCENTAGE
5% or Greater Stockholders
Investment Funds affiliated with Cinven Capital Management[1]	22,999,997	56.5%
Medpace Investors, LLC[2]	9,210,118	22.6%
Named Executive Officers
Dr. August J. Troendle[3]	10,431,534	25.6%
Jesse J. Geiger[4]	20,371	*
Susan E. Burwig[5]	37,730	*
Non-Employee Directors
Dr. Supraj R. Rajagopalan	-	-
Alexander F.S. Leslie	-	-
Matthew R. Norton	-	-
Robert O. Kraft[4]	8,828	*
Brian T. Carley[4]	6,784	*
Bruce Brown[4]	4,500	*
All executive officers and directors as a group (11 persons)[6]	10,526,415	25.8%

*	Less than one percent.
[1]

Includes 3,641,240 shares held by Fifth Cinven Fund (No. 1) Limited Partnership (“LP1”), 3,229,699 shares held by Fifth Cinven Fund (No. 2) Limited Partnership (“LP2”), 3,889,854 shares held by Fifth Cinven Fund (No. 3) Limited Partnership (“LP3”), 3,379,103 shares held by Fifth Cinven Fund (No. 4) Limited Partnership (“LP4”), 1,403,731 shares held by Fifth Cinven Fund (No. 5) Limited Partnership (“LP5”), 3,284,802 shares held by Fifth Cinven Fund (No. 6) Limited Partnership (“LP6” and, together with LP1, LP2, LP3, LP4 and LP5, the “Limited Partnerships”), 3,758,169 shares held by Fifth Cinven Fund FCP-SIF (“FCP”) and 413,399 shares held by Fifth Cinven Fund Co-Investment Partnership (“CIP”). Each of the Limited Partnerships is managed and controlled by Cinven Capital Management (V) Limited Partnership Incorporated (“GPLP”), their Managing General Partner. Cinven Capital Management (V) General Partner Limited (“Cinven MGP” and together with GPLP, CIP, FCP and the Limited Partnerships, the “Cinven Entities”) is the Managing General Partner of GPLP. FCP is managed and controlled by Cinven Manco S.A.R.L. (“Manco”). Cinven MGP also exercises investment

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

discretion and control over the shares held by each of FCP and CIP, which are subject to contractual commitments that each invest and divest side-by-side with the Limited Partnerships. Voting and investment determinations with respect to the shares held by the Cinven Entities are made by the majority vote of the board of directors of Cinven MGP, comprised of Brian Linden, Hayley Tanguy, John Boothman, Robin Hall, Rupert Dorey and William Scott. Each such director disclaims beneficial ownership of such shares.

The principal business address for each of Cinven MGP, GPLP and the Limited Partnerships is East Wing, Trafalgar Court, Les Banques, St. Peter Port, Guernsey, GY1 3PP. The principal business address of CIP is Warwick Court, Paternoster Square, London, EC4M 7AG. The principal business address of each of Manco and FCP is 7, rue Lou Hemmer, L-1748, Luxembourg.

[2]	Dr. August J. Troendle, as the sole manager of Medpace Investors, LLC (“MPI”), has sole voting and investment power with respect to these shares.
[3]

Includes 1,221,416 shares of Common Stock directly held by Dr. August J. Troendle and 9,210,118 shares of Common Stock directly held by MPI. Dr. Troendle is the sole trustee, sole beneficiary and settlor of the August J. Troendle Revocable Trust and has sole voting and investment power over the shares held by such trust. Dr. Troendle, as the sole manager of MPI, has sole voting and dispositive power with respect to the shares held by MPI.

[4]	Represents shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 27, 2017.
[5]	Includes 18,519 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 27, 2017.
[6]

Includes 9,210,118 shares of Common Stock directly held by MPI, over which Dr. Troendle may be deemed to have sole voting and investment power with respect to such shares, and 75,670 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 27, 2017.

Certain Relationships

policies and procedures for Related Person Transactions

Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions.  This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest, which may include, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

Under the policy, management is required to present to the Audit Committee each proposed related party transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Any related party transaction must be approved or ratified by the Audit Committee in order to be consummated or continue, as applicable. Management is responsible for updating the Committee as to any material changes to any approved or ratified related party transaction and for providing a status report at least annually of all current related party transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related party transaction for which he or she is a related party.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Common Stock.

Advisory services agreement with cinven

In connection with the acquisition of Medpace in 2014 by Cinven, Medpace entered into an Advisory Services Agreement with an affiliate of Cinven, pursuant to which such affiliate of Cinven agreed to provide advisory and consulting services on an ongoing basis to Medpace. The Advisory Services Agreement provided for the payment to such affiliate of Cinven of a $250,000 annual fee and reimbursement of related out-of-pocket travel expenses. In 2016, we incurred fees under the Advisory Service Agreement of $0.2 million and $0.1 million in related travel expenses. The Advisory Services Agreement was terminated in connection with our IPO. As of December 31, 2016, we had outstanding accounts payable to Cinven of $0.1 million.

voting agreement with cinven and dr. troendle

In connection with the IPO completed in August 2016, Cinven and Dr. August J. Troendle, our Chief Executive Officer and founder, entered into the Voting Agreement. Pursuant to the terms of the Voting Agreement, for so long as Cinven and Dr. Troendle collectively hold at least 40% of our outstanding voting shares, or the Voting Agreement is otherwise terminated in accordance with its terms, Cinven has agreed to vote its shares of our Common Stock in favor of the election of Dr. Troendle to our Board (so long as Dr. Troendle remains our Chief Executive Officer) upon his nomination by our Board and Dr. Troendle has agreed to vote his shares of our Common Stock in favor of the election of the directors affiliated with Cinven upon their nomination by our Board; provided, that in the event that Cinven holds less than (a) 40% but greater than or equal to 25% of our voting shares then outstanding, Dr. Troendle

CERTAIN RELATIONSHIPS

has agreed to vote for two directors affiliated with Cinven, after giving effect to the directors then sitting on the Board, (b) 25% but greater than or equal to 10% of our voting shares then outstanding, Dr. Troendle has agreed to vote for one director affiliated with Cinven, after giving effect to the directors then sitting on the Board and (c) 10% of our voting shares then outstanding, Dr. Troendle will not be required to vote for any directors affiliated with Cinven.

REgistration rights agreement with cinven and dr. troendle

In connection with our IPO, we entered into a Registration Rights Agreement with Cinven and Dr. Troendle. The Registration Rights Agreement provides Cinven and Dr. Troendle certain registration rights whereby, at any time following our initial public offering and the expiration of any related lock-up period, Cinven and Dr. Troendle can require us to register under the Securities Act of 1933, as amended (“the Securities Act”), shares of our Common Stock held by them. When we become and for so long as we are eligible to use Form S-3 under the Securities Act, Cinven and Dr. Troendle will have shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time. Cinven and Dr. Troendle are also entitled to participate on a pro rata basis in any registration of our Common Stock under the Securities Act that we may undertake. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify Cinven and Dr. Troendle and members of management participating in any offering against certain liabilities which may arise under the Securities Act.

Symplmed Pharmaceuticals, LLC

In 2013, we entered into a master services agreement, or the Symplmed MSA, with Symplmed Pharmaceuticals, LLC (“Symplmed”), a private pharmaceutical development company that is majority owned by MPI (as defined below). The Symplmed MSA provided that we would perform Symplmed’s clinical trials. In 2014, we entered into an amended master services agreement, or the Amended Symplmed MSA, with Symplmed. The Amended Symplmed MSA provides for a revised financing arrangement, which allows Symplmed to defer payments owed to us. In return, we can charge a premium for our services as consideration for the deferred payment concessions.

At its inception in 2013, Symplmed was majority owned by our Chief Executive Officer, who was elected to Symplmed’s board of directors that year along with our Chief Financial Officer and our General Counsel. In 2014 and 2015, our Chief Executive Officer and other executives made equity investments in Symplmed, which are now held through MPI.

For 2016, we recognized a related person transaction of less than $(0.1) million service revenue, net. As of December 31, 2016 we had Symplmed related accounts receivable of less than $0.1 million.

Coherus BioSciences, Inc.

In 2011, MX II Associates, LLC (“MXII”), an entity of which our Chief Executive Officer is the managing member, made an equity investment in Coherus BioSciences, Inc. (“Coherus”), a biosimilar therapeutics developer. In early 2012, we made a $2.5 million equity investment in Coherus. Concurrent with its initial investment, MXII secured the exclusive rights for us to perform Phase I–III clinical trial work for certain of Coherus’ bio-similar drug compounds through a master services agreement, or the Coherus MSA. In return, we entered into a commission agreement with MXII, which provided that we would pay a 10% sales commission to MXII for cash received from Coherus. The commission agreement between us and MXII was terminated in 2015. The Coherus MSA remains in place.

For 2016 we recognized service revenue, net from Coherus of $22.3 million. In addition, we recognized reimbursed out-of-pocket revenue and reimbursed out-of-pocket expenses of $5.1 million for 2016. As of December 31, 2016, we had recorded accounts receivable and unbilled, net from Coherus of $2.0 million. We also reported advanced billings of $6.3 million and pre-funded study costs of $3.8 million from

CERTAIN RELATIONSHIPS

Coherus as of December 31, 2016. Coherus was our largest customer for 2016 based on service revenue, net, accounting for 6.0% of our service revenue, net.

Based on information obtained from the definitive proxy statement filed with the SEC on April 8, 2016 by Coherus, Dr. Troendle beneficially owned approximately 5.4% of the shares of Common Stock of Coherus as of March 31, 2016. Such shares consisted of 29,994 shares of Common Stock, (ii) 5,416 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Troendle, (iii) 1,642,492 shares held by MXII, and (iv) 268,428 shares held by MPI (as defined below). Additionally, MXII also holds $4.0 million in aggregate principal amount of Coherus’ 8.2% senior convertible notes due 2022.

Xenon Pharmaceuticals, Inc.

Our Chief Executive Officer has an equity investment in Xenon Pharmaceuticals, Inc. (“Xenon”), a clinical-stage biopharmaceutical company. Dr. Troendle was also a member of Xenon’s board of directors from 2007 to 2008. In June 2006, we entered into a master services agreement with Xenon. In July 2015, we entered into an amended master services agreement with Xenon to provide certain clinical development services to Xenon. For 2016, we recognized service revenue, net of $1.3 million, and reimbursed out-of-pocket revenue and reimbursed out-of-pocket expenses of $0.2 million related to Xenon. As of December 31, 2016, we had accounts receivable and unbilled, net from Xenon of $0.3 million, and had $1.3 million and $0.1 million of advanced billings and pre-funded study costs, respectively, related to Xenon.

Cymabay Therapeutics, Inc.

Cymabay Therapeutics, Inc. (“Cymabay”) is a clinical-stage biopharmaceutical company developing therapies to treat metabolic diseases with high unmet medical need, including serious rare and orphan disorders. During the first quarter of 2016, it was announced that a Medpace employee would join Cymabay’s board of directors. The Company and Cymabay entered into a master service agreement dated October 21, 2016. Subsequently, the Company and Cymabay have entered into several task orders for the Company to perform various central laboratory services. The Company recognized service revenue from Cymabay of $0.3 million during the year ended December 31, 2016.

service agreement with LIB

Certain executives and employees of the Company, including the Chief Executive Officer, are members of board of directors of LIB Therapeutics LLC (“LIB”). The Company entered into a master service agreement dated November 24, 2015, with LIB, a company that engages in research, development, marketing and commercialization of pharmaceutical drugs. Subsequently, the Company and LIB have entered into several task orders for the Company to perform various clinical development and central laboratory services. The Company recognized service revenue from LIB of $0.2 million during the year ended December 31, 2016.

Medpace Investors, llc

Medpace Investors, LLC (“MPI”) is a noncontrolling stockholder of the Company that is owned by employees of the Company. Our Chief Executive Officer is the sole manager and holder of a majority of the units of MPI and our other executive officers and certain other employees are unit holders of MPI. Upon a distribution of our Common Stock held by MPI, our Chief Executive Officer would receive approximately 73% of such shares. We act as a paying agent for MPI with taxing authorities principally in instances when employee tax payments or remittance of withholdings related to equity compensation are required. For 2016 we paid $0.8 million to various taxing authorities on behalf of MPI.

Additionally, we paid approximately $0.3 million in 2016 to MPI due to the settlement of certain liabilities arising out of a certain agreement and plan of merger dated February 22, 2014, between the sellers (led

CERTAIN RELATIONSHIPS

by CCMP Capital) and the buyers (led by Cinven) that resulted in a change of control of Medpace.  In connection with the foregoing transaction, we had agreed to indemnify former directors, officers, employees and certain other affiliates of our predecessor company with respect to all acts or omissions by them in their capacities as such.

leased real estate

In October 2010, we entered into an operating lease with 100 Medpace Way, LLC (“100 MW”), which is wholly owned by our Chief Executive Officer. The lease has an initial term of 12 years with a renewal option for one 10-year term at prevailing market rates. We pay rent, taxes, insurance and maintenance expenses that arise from use of the property. The annual base rent in effect as of December 31, 2016 was $2.1 million. The lease allows for adjustments to the rental rate annually for increases in the consumer price index. For 2016, lease expense for 100 MW of $2.1 million was recorded.

We entered into two leases of office space, commencing in July 2012 and September 2012, with 200 Medpace Way, LLC (“200 MW”) and 300 Medpace Way, LLC (“300 MW”) respectively. 200 MW and 300 MW are wholly owned by our Chief Executive Officer and certain of his immediate family members. Each lease has an initial term of 15 years with a renewal option for one 10-year term at prevailing market rates. The annual base rent in effect as of December 31, 2016 for the 200 MW lease and the 300 MW lease was $2.6 million and $1.1 million, respectively. The obligation was initially recorded by us at its net present value using the notional rates implicit in the lease agreements. We revalued the liability by calculating the net present value using our incremental borrowing rate at the time of the 2014 acquisition of Medpace by Cinven. For 2016 we recorded lease payments of $3.7 million.

From time to time in the past we have entered into, and in the future we may enter into, lease arrangements with entities directly or indirectly controlled by our executive officers, including our Chief Executive Officer and founder.

travel services

We incur expenses for travel services for company executives provided by a private aviation charter company, ATSB Aviation, which is owned by our Chief Executive Officer and our Executive Vice President of Operations. We may contract directly with ATSB Aviation for the use of its aircraft or indirectly through a third party aircraft management and jet charter company, or Reynolds Jet Management. The travel services provided are primarily for business purposes, with any personal travel paid for as part of the executives’ compensation arrangements. Reynolds Jet Management also makes the ATSB Aviation aircraft available to other third parties. Medpace incurred travel expenses of $1.0 million for 2016 related to these travel services. For more information, see “Executive and Director Compensation—Narrative to Summary Compensation Table—Aircraft Usage.”

assets and obligations related to former owners

As part of the stock purchase agreement dated June 17, 2011, or the Predecessor Purchase Agreement, for the purchase of Medpace, Inc. by CCMP Capital (“CCMP”), the sellers (a group led by our current Chief Executive Officer, referred to as the “Former Owners”) and the buyers (led by CCMP) agreed to certain tax indemnifications regarding contingencies that could arise after the June 17, 2011 acquisition, and tax payments or refunds that were finalized after June 17, 2011, but which related to periods prior to that date. In February 2015, a settlement was reached with a local taxing authority regarding the refund of income tax payments made by the Company prior to June 17, 2011. At December 31, 2016, we had $0.1 million in prepaid expenses and other current assets and other assets related to the tax refund due from the local taxing authority, and $0.1 million in other current liabilities and other long-term liabilities representing the obligation to the Former Owners. We had less than $0.1 million in prepaid expenses and other current assets and $0.0 million in other current liabilities at December 31, 2016 associated with refunds from various other taxing authorities that were generated prior to June 17, 2011.

CERTAIN RELATIONSHIPS

stock purchase by our chief executive officer

Our Chief Executive Officer and founder, Dr. August J. Troendle, purchased 869,565 of our shares offered in our IPO at the IPO price of $23 per share, for a total purchase price of approximately $20 million.

Purchase of real estate properties

In December 2016, Medpace, Inc. entered into a Purchase Agreement for four parcels of real estate property that are closely situated to the Medpace campus in Cincinnati, Ohio, from AT Redevelopment Company, LLC, which is wholly-owned by Dr. Troendle. The purchase price of the real estate property was $355,500, determined based upon a broker's opinion of value. The transaction closed on January 11, 2017.

Board Compensation

Our directors who are employed by us or our subsidiaries do not receive any compensation except as limited to expense reimbursement. Our other directors receive compensation for their services as members of our Board. See “Executive and Director Compensation—Director Compensation.”

employment agreement

We currently have an employment agreement with our Chief Executive Officer and founder, Dr. August J. Troendle.  For more information, see “Executive and Director Compensation—Employment Agreement”.

indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers.  These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

In connection with the acquisition of Medpace in 2014 by Cinven, certain employees of the Company, through MPI, agreed to contribute shares held in Medpace IntermediateCo in exchange for a percentage stake in Medpace Holdings, Inc. In connection with the Cinven Transaction and pursuant to the Agreement and Plan of Merger dated February 22, 2014, we agreed to indemnify former directors, officers, employees and certain other affiliates of our predecessor company with respect to all acts or omissions by them in their capacities as such.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the year ended December 31, 2016, with the exception of MPI’s Form 3 that was filed late in connection with our IPO.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2016, Dr. Supraj R. Rajagopalan, Robert O. Kraft, Alexander F. S. Leslie and Bruce Brown served as members of our Compensation Committee.  No current member of our Compensation Committee is or has been our current or former officer or employee.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2016.

Dr. Supraj R. Rajagopalan and Alexander F.S. Leslie are partners of Cinven. In connection with the acquisition of Medpace in 2014 by Cinven, Medpace entered into an Advisory Services Agreement with an affiliate of Cinven, pursuant to which such affiliate of Cinven agreed to provide advisory and consulting services on an ongoing basis to Medpace. The Advisory Services Agreement provided for the payment to such affiliate of Cinven of a $250,000 annual fee and reimbursement of related out-of-pocket travel expenses. In 2016, we incurred fees under the Advisory Service Agreement of $0.2 million and $0.1 million in related travel expenses. The Advisory Services Agreement was terminated in connection with our IPO.  Cinven is also a party to the Voting Agreement and the Registration Rights Agreement, which are further described under “Certain Relationships” above.

Stockholders’ Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 5375 Medpace Way, Cincinnati, Ohio 45227 in writing not later than December 6, 2017.

Stockholders intending to present a proposal at the 2018 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2018 Annual Meeting of Stockholders no earlier than the close of business on January 19, 2018 and no later than the close of business on February 18, 2018. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after May 19, 2018, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting and not later than the close of business on the 90th day prior to the 2018 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Other Matters

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Medpace’s Annual Report on Form 10-K

A copy of Medpace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on March 27, 2017 without charge upon written request addressed to:

Medpace Holdings, Inc.

Attention: Secretary

5375 Medpace Way

Cincinnati, Ohio 45227

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the year ended December 31, 2016 at www.medpace.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

/s/ Stephen P. Ewald

Stephen P. Ewald,

General Counsel and Corporate Secretary

Cincinnati, Ohio

April 5, 2017

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0000327094_1 R1.0.1.15  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees  01 Bruce Brown 02 Brian T. Carley 03 Robert O. Kraft  Medpace Holdings, Inc.  5375 Medpace Way  Cincinnati, Ohio 45227  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy  materials, you can consent to receiving all future proxy statements, proxy cards  and annual reports electronically via e-mail or the Internet. To sign up for  electronic delivery, please follow the instructions above to vote using the Internet  and, when prompted, indicate that you agree to receive or access proxy materials  electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your  proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we  have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,  Edgewood, NY 11717.  The Board of Directors recommends you vote FOR the following proposal: For Against Abstain  2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for  the year ending December 31, 2017.  NOTE: To transact such other business as may properly come before the meeting or any continuation, postponement,  or adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name, by authorized officer.

0000327094_2 R1.0.1.15  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/  are available at www.proxyvote.com  MEDPACE HOLDINGS, INC.  Annual Meeting of Stockholders  May 19, 2017 9:00 AM EDT  This proxy is solicited by the Board of Directors  The undersigned stockholder(s) of Medpace Holdings, Inc. (the "Company") hereby appoint(s) Jesse J. Geiger  and Stephen P. Ewald, or either of them, as proxies, each with the power to appoint his substitute, and hereby  authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares  of common stock of the Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of  Stockholders to be held at 9:00 AM EDT on May 19, 2017, at the Company's principal executive offices located  at 5375 Medpace Way, Cincinnati, Ohio, 45227, and any adjournment, continuation or postponement thereof.  Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if  any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the  Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy  solicitation was made, and (z) on such other business as may properly be brought before the meeting or any  adjournment, continuation, or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned  stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of  Directors' recommendations.  Continued and to be signed on reverse side